Exhibit 99.(i)

ROPES & GRAY LLP
191 NORTH WACKER DRIVE
32nd FLOOR
CHICAGO, ILLINOIS 60606-4302
WWW.ROPESGRAY.COM

February 26, 2025

Calamos Investment Trust

2020 Calamos Court

Naperville, Illinois 60563

Ladies and Gentlemen:

We are furnishing this opinion in connection with the filing of Post-Effective Amendment No. 152 under the Securities Act of 1933, as amended (the “Securities Act”), and Amendment No. 154 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) to the Registration Statement on Form N-1A (the “Post-Effective Amendment”) of Calamos Investment Trust (the “Trust”) to update certain disclosures with regard to Calamos Market Neutral Income Fund, Calamos Hedged Equity Fund, Calamos Phineus Long/Short Fund, Calamos Merger Arbitrage Fund, Calamos Convertible Fund, Calamos Global Convertible Fund, Calamos Timpani Small Cap Growth Fund, Calamos Timpani SMID Growth Fund, Calamos Growth Fund, Calamos Growth and Income Fund, Calamos Dividend Growth Fund, Calamos Select Fund, Calamos International Growth Fund, Calamos Evolving World Growth Fund, Calamos Global Equity Fund, Calamos Global Opportunities Fund, Calamos International Small Cap Growth Fund, Calamos Total Return Bond Fund, Calamos High Income Opportunities Fund, and Calamos Short-Term Bond Fund, each a series of the Trust, as described in said Registration Statement (each a “Series”). Each Series has previously registered an indefinite number of shares of beneficial interest (“Shares”). Each Series offers three classes of Shares, designated Class A, Class C and Class I, except for: (i)  Calamos Market Neutral Income Fund, Calamos Timpani Small Cap Growth Fund, Calamos Growth and Income Fund, Calamos International Growth Fund, Calamos Global Equity Fund, and Calamos International Small Cap Growth Fund, which offer four classes of Shares, designated Class A, Class C, Class I and Class R6; (ii) Calamos Timpani SMID Growth Fund, which offers three classes of shares, designated Class A, Class I and Class R6; and (iii) Calamos Short-Term Bond Fund, which offers two classes of Shares, designated Class A and Class I.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the Investment Company Act.

In connection with this opinion, we have examined the Trust’s Fourth Amended and Restated Agreement and Declaration of Trust, as amended (“Agreement and Declaration of Trust”) (as on file in the office of the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston), its By-Laws, as amended, and such other documents as we have deemed necessary for the purpose of this opinion.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of the Shares. We assume that appropriate action has been taken to register or qualify the sale of the Shares of the Series under any applicable state and federal laws regulating offerings and sales of securities. We also have assumed that the Shares of the Fund will be sold for the consideration described in the Registration Statement of the Trust on Form N-1A, as amended to the date of such sale, and that such consideration will in each event be at least equal to the net asset value per Share of such Shares.

We have not examined independently the question of what law would govern the interpretation or enforcement of any provision of the Agreement and Declaration of Trust. For purposes of this opinion, we have relied solely on a certificate of good standing received from the Secretary of the Commonwealth of Massachusetts with respect to the Trust’s standing as a duly established and validly existing unincorporated voluntary association with transferable shares under Massachusetts law (commonly known as a “Massachusetts business trust”) and for purposes of this opinion have assumed that the interpretation and enforcement of each provision of the Agreement and Declaration of Trust will be governed by the laws of the Commonwealth of Massachusetts. Our opinion is limited accordingly.

We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than the Commonwealth of Massachusetts.

The opinion expressed herein is limited to matters governed by the Securities Act and the Investment Company Act, and the rules and regulations promulgated thereunder (together, the “federal securities laws”), and the laws of the Commonwealth of Massachusetts. In particular, we express no opinion with respect to any matter governed by the securities or blue sky laws of the various states of the United States of America. To the extent that any opinion herein relates to matters governed by any laws other than the federal securities laws and/or the laws of the Commonwealth of Massachusetts, we have assumed that such laws are the same as the federal securities laws and/or the laws of the Commonwealth of Massachusetts in all relevant respects.

Based upon and subject to the foregoing, we are of the opinion that (i) the issue and sale of the authorized but unissued Class A, Class C, Class I and Class R6 Shares of each Series (as applicable) have been duly authorized under Massachusetts law and (ii) upon the original issue and sale of your authorized but unissued Class A, Class C, Class I and Class R6 Shares of each Series (as applicable) and upon receipt of the authorized consideration therefor in an amount not less than the net asset value of the Shares of the Series established and in force at the time of their sale (plus any applicable sales charge), the Class A, Class C, Class I and Class R6 Shares of the Series (as applicable) issued will be validly issued, fully paid and non-assessable by the Trust.

The opinion expressed herein is solely for your benefit in connection with the Post-Effective Amendment and may not be relied on in any manner or for any purpose by any other person, nor may copies be furnished to any other person without our prior written consent, except that you may furnish copies hereof: (a) to your independent auditor and legal counsel; (b) to any federal or state authority having regulatory jurisdiction over you; (c) pursuant to order or legal process of any court or governmental agency; and (d) in connection with any legal action arising out of the offering of Fund shares as described in the Registration Statement. The opinion expressed in this letter is limited to the matter set forth in this letter, and no other opinion should be inferred beyond the matter expressly stated. The opinion expressed herein is given only as of the date hereof, and we undertake no responsibility to update or supplement this opinion letter after the date hereof for any reason.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for payment under any credit, contract, or claim against the Trust or any series of the Trust. The Agreement and Declaration of Trust provides for indemnification by the Trust of any shareholder or former shareholder held liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability should be limited to circumstances in which the Trust itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP